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                                                                  Exhibit 99.1

                     NOTICE OF BLACKOUT PERIOD TO DIRECTORS
               AND EXECUTIVE OFFICERS OF MICHAEL BAKER CORPORATION

                         NOTICE DATE: NOVEMBER 19, 2004

     To effectuate a change in administrative service providers for the Michael Baker Corporation Employee Stock Ownership Plan (the "Plan"), the Plan will be subject to a blackout period (the "Blackout Period") beginning at 4:00 p.m. E.T. on December 22, 2004, and continuing until the week of January 9, 2005.

     During the Blackout Period, participants in the Plan will be temporarily prevented from initiating any transaction in their Plan accounts, including changes in contributions and investments, and initiating loans, withdrawals, or distributions. Because the Plan offers Michael Baker Corporation ("Michael Baker) common stock as an investment option, you, as an executive officer or director of Michael Baker, may be subject to the restrictions of Section 306(a) of the Sarbanes-Oxley Act of 2002 ("Sarbanes-Oxley"), as described more fully below.

     Under Section 306(a) of Sarbanes-Oxley and Section 101(a) of Regulation BTR, promulgated thereunder, each director and executive officer of Michael Baker subject to Section 16(b) of the Securities Exchange Act of 1934, as amended, is prohibited from, directly or indirectly, purchasing, selling, or otherwise acquiring or transferring any equity security of Michael Baker during the Blackout Period, if the director or executive officer acquired or previously acquired the equity security in connection with his or her service or employment as a director or officer of Michael Baker. CONSEQUENTLY, DURING THE BLACKOUT PERIOD, YOU MAY NOT PURCHASE, SELL OR OTHERWISE TRANSFER OR ACQUIRE ANY EQUITY SECURITIES OF MICHAEL BAKER (OR EXERCISE ANY OPTIONS) THAT YOU ACQUIRED IN CONNECTION WITH YOUR SERVICE AS A DIRECTOR OR EXECUTIVE OFFICER OF MICHAEL BAKER. Certain transactions are exempt from this prohibition, including, but not limited to, purchases or sales of Michael Baker securities pursuant to a Rule 10b5-1 arrangement (provided such arrangement is not adopted or amended during the Blackout Period) and purchases that occur automatically pursuant to the Plan.

     The foregoing prohibition is in addition to the restrictions on trading activity under Michael Baker's Insider Trading Policy.

     Note that any security of Michael Baker that you purchase, sell or otherwise transfer during the Blackout Period will be automatically treated as acquired in connection with your service or employment with Michael Baker unless you establish that the securities were acquired from another source and that such identification is consistent with your treatment of the securities for tax purposes and all other disclosure and reporting purposes.

     During the blackout period you may obtain, without charge, the actual ending date of the blackout period from, or address any questions about this notice or the blackout period to, James McKnight, Executive Vice President General Counsel and Corporate Secretary, 100 Airside Drive, Moon Township, Pennsylvania 15108, telephone (412) 269-2532.